希仕廷律師行
HASTINGS & CO.

11th Floor, Gloucester Tower, The Landmark, 15 Queen's Road Central, Hong Kong
香港中環皇后大道中 15 號置地廣場告羅士打大廈十一樓

Telephone 電話 : + 852 2523 9161
Fax No. 傳真 : + 852 2845 9266
Website 網址 : www.hastings-hk.com
E-mail 郵址 : hastings@hastings-hk.com
DX Number 會員編號 : DX - 009081 Central 1 Legal

Branch Office 分行 : Shenzhen, PRC 中國深圳市

Our ref: KL/F-8/2023 (32787.113022) KL

Date: 18 November 2024

FG Holdings Limited
Conyers Trust Company (BVI) Limited
Commerce House
Wickhams Cay 1
Road Town, Tortola, VG1110
British Virgin Islands
Attn.: Board of Directors

PRIVATE AND CONFIDENTIAL

Dear Sirs,

Re: FG Holdings Limited (the "Company") Listing on NASDAQ – Consent of Law Firm

We have acted as the Hong Kong legal advisers to the Company in relation to the Registration Statement on Form F-1 (as it may be amended from time to time, the "**Registration Statement**") filed with the Securities and Exchange Commission ("**Commission**") pursuant to the Securities Act of 1933 ("**Securities Act**") on or about 18 November 2024 in connection with:

(i) an offering of up to 2,000,000 Class A ordinary shares of the Company (the "**Class A Ordinary Shares**") by the Company pursuant to the Public Offering Prospectus; and

(ii) an offering of up to 300,000 Class A ordinary shares additional to the Class A Ordinary Shares (the "**Over-allotment Shares**"), within 45 days after the closing of the offering to the underwriter to cover over-allotments (the "**Over-allotment Option**").

We hereby consent to the use of our name under the caption "**Legal Matters**", "**Regulatory Approval of the PRC**" and "**Enforcement of Civil Liabilities**" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Hastings & Co

HASTINGS & CO.